SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No.____________)1

                              Spectre Gaming, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   84761G 10 7
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                                 (CUSIP Number)

                                January 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


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1     The  remainder  of this cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  84761G 10 7               13G                     Page 2 of 6 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Donald Bradly Olah
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |_|
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada
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  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           525,334
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      6.   SHARED VOTING POWER
    EACH                   0
  REPORTING    -----------------------------------------------------------------
   PERSON      7.   SOLE DISPOSITIVE POWER
    WITH            525,334
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER
                           0
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         525,334
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |X|
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.1%

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12. TYPE OF REPORTING PERSON*

         IN
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

CUSIP No. 84761G 10 7                 13G                     Page 3 of 6 Pages
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Item 1(a).  Name of Issuer:

Spectre Gaming, Inc.
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Item 1(b).  Address of Issuer's
Principal Executive Offices:

1466 Pioneer Way, #10, El Cajun, CA 92020
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Item 2(a).  Name of Person Filing:

Donald Bradly Olah
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Item 2(b).  Address of Principal
Business Office, or if None, Residence:

5950 County Road 101, Plymouth, MN   55446
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Item 2(c).  Citizenship:

Canada
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Item 2(d).  Title of Class of Securities:

Common Stock, $.01 par value
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Item 2(e).  CUSIP Number:

84761G 107
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Item 3.     If This Statement  is Filed
Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

      (a)  |_|   Broker or dealer  registered  under Section 15 of the Exchange
                 Act.

      (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)  |_|   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                 Exchange Act.

      (d)  |_|   Investment   company   registered   under  Section  8  of  the
                 Investment Company Act.

      (e)  |_|   An    investment    adviser    in    accordance    with   Rule
                 13d-1(b)(1)(ii)(E);

      (f)  |_|   An employee  benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

      (g)  |_|   A parent holding  company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

      (h)  |_|   A  savings  association  as  defined  in  Section  3(b) of the
                 Federal Deposit Insurance Act;

      (i)  |_|   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                 Company Act;

      (j)  |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 82761G 10 7                  13G                     Page 4 of 6 Pages

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

         525,334  (includes  100,000  shares  owned by Arcola  Holdings,  LLC, a limited  liability  company,  of which  the  reporting  person  is sole manager)
         -----------------------------------------------------------------------
      (b) Percent of class:

         4.1%
          ----------------------------------------------------------------------
      (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote: 525,334

            (ii) Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of: 525,334

            (iv) Shared power to dispose or to direct the disposition of: 0

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Item 5. Ownership of Five Percent or Less of a Class.
                                                                             |X|

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Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

N/A
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Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person.

N/A
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Item 8. Identification and Classification of Members of the Group.
N/A
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Item 9. Notice of Dissolution of Group.

N/A
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Item 10.  Certifications.

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2005                              /s/ D. Bradly Olah
                                                     ----------------------
                                                         D. Bradly Olah

                                    Exhibit A

                            To Form 13G (Individual)

      The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group." The shares listed below are not included in the totals in item 9 on page 2 or 3 and are listed here for informational purposes only.

Record Owner's Relationship         Record Owner's         Number of Shares
to Reporting Person                 Type of Ownership

Spouse                              Indirect                     166,666

Trust for the benefit of
Reporting Person's children*        Indirect                     21,000

* The reporting person is not a trustee of such trust.